Financial:
Tito Lima
Chief Financial Officer
717-735-4547 or tllima@sterlingfi.com

Media:
Mike Lambert
Director of Communications
717-735-5558 or mwlambert@sterlingfi.com

FOR IMMEDIATE RELEASE

Sterling Financial Corporation of Lancaster, Pa., Expects To Restate Financial Statements and Postpones 2007 Annual Meeting

LANCASTER, PA (April 30, 2007) – Sterling Financial Corporation (NASDAQ: SLFI) announced today that as a result of information obtained from an internal investigation, it expects to be restating financial statements for the years 2004 through 2006 and is postponing its 2007 annual shareholder meeting.

On April 19th, Sterling Financial Corporation announced that it had received information suggesting irregularities in certain financing contracts in one of its financial services group companies, Equipment Finance LLC (EFI). EFI provides commercial financing for the soft pulp logging and land-clearing industries, primarily in the southeastern United States. Accordingly, Sterling postponed the release of earnings for the quarter ended March 31, 2007.

Taking this matter very seriously, management moved immediately to notify the Audit Committee and Board of Directors about this information, and the Audit Committee engaged nationally recognized, expert accountants and legal counsel to conduct an independent investigation. Sterling is committing all necessary resources to complete the investigation in a thorough, timely and professional manner and to take any corrective steps necessary.

Based on preliminary information from the investigation and management’s own review, Sterling’s Board of Directors concluded on April 29, 2007, that the Corporation’s previously issued financial statements, the reports on the audited financial statements and related internal controls issued by its independent registered public accounting firm, and all earnings releases issued for 2004 through 2006, should no longer be relied upon due to the expected material impact of these irregularities.  Sterling expects to restate or amend these financial statements once the extent of the impact is known, which may require the Corporation and its affiliates to raise additional capital. The impact of the irregularities may also be material for years prior to 2004, depending on the results of the ongoing investigation.

In connection with the investigation, two senior executives of EFI have been placed on leave.

Sterling is postponing its 2007 annual shareholder meeting, originally scheduled for May 8, 2007, and the Corporation does not expect that it will be able to file its Form 10-Q by the due date of May 10th.

“I want to assure shareholders, customers and the public that Sterling is moving aggressively to take corrective action on the issues that have emerged during this investigation. We are taking steps to strengthen EFI’s management structure and internal control processes immediately,” said J. Roger Moyer, Jr., president and chief executive officer of Sterling Financial Corporation.

Sterling has implemented changes in EFI’s management structure, installing an acting Chief Operating Officer. The Chief Executive Officer of EFI has voluntarily relinquished his role as President, CEO, and EFI Board member; however, he will be available to assist the company, in a non-management role, at the request of management. In addition, EFI’s Board of Managers has been augmented by the addition of two new members. Internal control processes and procedures are being reviewed and enhanced.

“We understand that our shareholders, customers, employees and communities may have questions. We ask for your patience, and continued loyalty, as we complete our investigation,” added Moyer.

Sterling and its affiliates are committed to delivering excellent relationship-based service, quality and care for our clients and customers, a proud tradition that is the hallmark of Sterling.

Sterling Financial Corporation (NASDAQ: SLFI) is a diversified financial services company based in Lancaster, Pa. Sterling Banking Services Group affiliates offer a full range of banking services in south-central Pennsylvania, northern Maryland and northern Delaware. The group also offers correspondent banking services in the mid-Atlantic region to other companies within the financial services industry, and banking related insurance services. Sterling Financial Services Group affiliates provide specialty commercial financing; fleet and equipment leasing; and investment, trust and brokerage services. Visit www.sterlingfi.com for more information.

Banking Services Group — Banks: Pennsylvania: Bank of Lancaster County, N.A.; Bank of Lebanon County; PennSterling Bank; and Pennsylvania State Bank. Pennsylvania and Maryland: Bank of Hanover and Trust Company. Maryland: Bay First Bank, N.A. Delaware: Delaware Sterling Bank & Trust Company. Correspondent banking services: Correspondent Services Group (provider of Sterling services to other financial institutions). Insurance services: Lancaster Insurance Group, LLC (independent insurance agency) and Sterling Financial Settlement Services, LLC (title insurance agency).
Financial Services Group — Specialty commercial financing: Equipment Finance LLC* (commercial financing company for the soft pulp logging and land clearing industries, serving primarily the paper industry in the southeastern United States). Fleet and equipment leasing: Town & Country Leasing, LLC* (nationwide fleet and equipment leasing/financing company). Trust, investment and brokerage services: Sterling Financial Trust Company* (trust and investment services), Church Capital Management, LLC (registered investment advisor) and Bainbridge Securities Inc. (securities broker/dealer).

*Wholly-owned subsidiaries of Bank of Lancaster County, N.A.

Forward-Looking Statements

Certain statements contained in this report are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those that involve the risks, uncertainties and potential consequences relating to the findings of and any recommendations relating to the ongoing independent investigation regarding financial improprieties at Equipment Finance LLC, the Corporation’s expectations regarding the need to amend or restate its financial statements, the reasons for the amendments or restatements, the periods affected, the impact of the amended or restated financial information on the Corporation’s results and its expectations regarding the filing of the restated or amended financial statements. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include the timing of the completion and results of the independent investigation, the Corporation’s completion of its accounting review and actions that may be taken or required as a result of the expected restatement or amendment, and implementation of remediation plans to enhance the Corporation’s internal control. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this report, as we can give no assurance that any goal, plan, date or target set forth in forward-looking statements can be achieved. The Corporation does not undertake to publicly update or revise these forward-looking statements even if future events or developments make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

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